UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2019

Eagle Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	0-25923	52-2061461
(State or other jurisdiction	(Commission file number)	(IRS Employer
of incorporation)		Number)

7830 Old Georgetown Road, Bethesda, Maryland 20814

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: 301.986.1800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered under Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	EGBN	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2019, EagleBank (“EagleBank” or the “Bank”), the wholly owned subsidiary of Eagle Bancorp, Inc. (the “Company”), entered into an Amended and Restated Employment Agreement with Susan G. Riel, President and Chief Executive Officer of the Company and the Bank (the “Amended Employment Agreement“), and an Amended and Restated Non-Compete Agreement (the “Amended Non-Compete”) with Ms. Riel.

Under the Amended Employment Agreement, Ms. Riel will continue to serve in her current capacity as President and Chief Executive Officer of the Company and the Bank, until such time as the Amended Employment Agreement is terminated in accordance with its terms. Under the Amended Employment Agreement, Ms. Riel is entitled to an annual base salary of $725,000, unchanged from her current rate of salary, and participation in all other health, welfare, benefit, stock, option and bonus plans, if any, generally available to all officers and employees of the Bank or the Company, including a car allowance of $1,500 per month and a life insurance benefit of $750,000.

The Amended Employment Agreement provides that Ms. Riel would be entitled to 1.99 times the sum of her (a) annual salary at the highest rate in effect during the twelve month period immediately preceding her termination date and (b) cash bonus(es) paid in the most recent twelve months if her employment is terminated without cause (as defined) (i) within one hundred twenty (120) days immediately prior to and in conjunction with a change in control or (ii) within twelve (12) months following consummation of a change in control; or within twelve months following consummation of a change in control, her title, duties and or position have been materially reduced such that he is not in comparable positions in the publicly traded holding company and in the bank (with materially comparable compensation, benefits, contractual terms and conditions and responsibilities and is located within twenty-five (25) miles of her primary worksite) to the position she held immediately prior to the change in control, and within thirty (30) days after notification of such reduction she notifies the Bank that she is terminating employment due to such change in her employment unless such change is cured within thirty (30) days of such notice by providing her with a comparable position (including materially comparable compensation and benefits and is located within twenty-five (25) miles of her primary worksite).

In the event of the termination of Ms. Riel’s employment as a result of her retirement (as defined) on or after June 30, 2021 (other than pursuant to her voluntary termination following a reduction in title, duties, responsibilities or compensation following a change in control), and subject to execution of an appropriate release, she shall be entitled to receive a lump-sum cash payment of one times her salary at the rate being paid as of the termination date.

If Ms. Riel’s employment is terminated without cause for reasons other than death, disability or in connection with a change of control (as defined), she would be entitled to payment of health insurance premiums under COBRA for one year, and to continued health and life insurance benefits for three years if the termination is in connection with a change in control.

The Amended Employment Agreement contains certain noncompetition, nonsolicitation and nondisparagement provisions.

The Amended Non-Compete provide that in the event of termination of the Ms. Riel’s employment by the Bank without “cause” as defined in her Amended Employment Agreement, including without limitation, in the event of a change in control” as defined in the Amended Employment Agreement, or her resignation following a change in control as provided in the Amended Employment Agreement (collectively, “Separation”), and subject to her timely signing and delivering to the Bank (a) a General Release and Waiver and (b) continued compliance with the provisions of the Amended Non-Compete, the Bank shall, for one (1) year following the date on which the release is executed and delivered to the Bank, continue to pay her, monthly in arrears, salary at the rate being paid as of the termination date, together with an additional amount equal to one-twelfth of the most recent annual cash bonus (incentive plan and discretionary), if any, for each month of the period during which she is in full compliance with the provisions of the agreement.

The Amended Non-Compete requires that for one year after termination of the Amended Employment Agreement, Ms. Riel will not, directly or indirectly, in any capacity (whether as a proprietor, owner, agent, officer, director, shareholder, organizer, partner, principal, manager, member, employee, contractor, consultant or otherwise) engage in employment or provide services to any financial services enterprise (including but not limited to a savings and loan association, bank, credit union or insurance company) engaged in the business of offering retail customer and commercial deposit accounts and/or loan products.

The foregoing description of the terms of the Amended Employment Agreement and the Amended Non-Compete does not represent a complete description of all provisions of such agreements. Copies of the Amended Employment Agreement and the Amended Non-Compete are included as Exhibits 10.1 and 10.2 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Number	Description
10.1	Amended and Restated Employment Agreement, dated December 31, 2019, between EagleBank and Susan G. Riel
10.2	Amended and Restated Non-Compete Agreement, dated December 31, 2019, between EagleBank and Susan G. Riel
104	The cover page from this Current Report on From 8-k, formatted in inline XBRL

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE BANCORP, INC.

	By:	/s/ Susan G. Riel
Susan G. Riel, President, Chief Executive Officer

Dated: January 14, 2020